AGREEMENT

                                     BETWEEN

1. Mr. Hans Eberhardt Frenzel, born March 6th, 1946, resident at Lindenweg 4 B, 06188 Landsberg;

2. Mr. Helmut Goldner, born August 2nd, 1944, resident at Auf der Insel 5 A, 87538 Fischen - hereinafter referred to as "Goldner";

3. Goldner Umwelt & Hygienetechnik GmbH, Wilhelmstra(beta)e 25, 31582 Nienburg (registered with the Commercial Register at the Local Court
         Walsrode HR B 30790) (hereinafter referred to as "Goldner GmbH"), represented by Mr. Helmut Goldner;

4. Logmed Technologie GmbH, Braehmer Str. 6, 06188 Landsberg (registered with the Commercial Register at the Local Court in Halle-Saalkreis under HR B 15028) (hereinafter referred to as "Company"), represented by Mr. Eberhardt Frenzel; and

5. GLOBEtech environmental Inc. 7716 W Rutter Parkway, Spokane, WA 99208, United States, represented by Mr. Donald Sampson.

                                       I.

                            SHARE PURCHASE AGREEMENT

                                     between

Mr. Frenzel, Goldner Umwelt & Hygienetechnik GmbH as well as GLOBEtech.

Whereas:

Frenzel and Goldner GmbH are the sole shareholders of Logmed Technologie GmbH (hereinafter referred to as the "Company") registered with the Commercial Register of the Local Court of Halle-Saalkreis under HRB 15028, represented by the Managing Director Hans Eberhardt Frenzel (Geschaftsfuhrer), having its registered offices at 06188 Landsberg.

The share capital of the Company amounts to (euro)50.000,00 and is fully paid up. The share capital is divided into two shareholdings of Goldner GmbH in the nominal amount of (euro)30.000,00, (euro)10.000,00 and one shareholding of Mr. Frenzel in the nominal amount (euro)10.000,00.

Goldner GmbH and Frenzel are interested to sell their shares. The Buyer is interested to acquire the shares.

Now, therefore, intending to be legally bound, the Parties hereto agree as follows:




ARTICLE 1: OBJECT OF PURCHASE

(a) The Buyer acquires the shares owned by Goldner GmbH and Mr. Frenzel (three shares: one share in the amount of (euro)30.000,00 and two shares in the amount of (euro)10.000,00) for the purchase price specified below.

(b) In full consideration for the sale and assignment of said shares the Buyer shall pay the purchase price to the Seller.

(c) Goldner GmbH and Mr. Frenzel transfer to the Buyer all of its rights, title and interest in the shares including shareholder's loans. The profit of the current fiscal year including retained profits of preceding fiscal years if any, (i.e. profits carried forward and profits for which no resolution on their use has been adopted) shall belong to the Buyer only.

ARTICLE 2: SALE, ASSIGNMENT OF SHARES AND PAYMENT

(a) Goldner GmbH and Mr. Frenzel hereby sell and assign the shares to the Buyer for the total purchase price of 406.000,00 (euro) (the "Purchase Price").

         Goldner GmbH is entitled to the purchase price in the amount of 323.000,00 Euro while Mr. Frenzel is entitled to 83.000,00 Euro of the purchase price. The purchase price is due for payment as follows (payment dates):

(b) 13.333,00 Euro immediately after signing of this agreement at the latest until March 23rd, 2006, whereby 13.333,00 Euro are allotted to Mr. Frenzel. Goldner GmbH has already received 45.333,00 Euro of the Purchase Price from Cristallo Holdings Inc., Canada on request of the Buyer which is considered a payment toward the Purchase Price. The Buyer commits itself to indemnify Goldner GmbH and/or Mr. Goldner from all repayment obligations towards Cristallo Holdings Inc.

(c) until December 31st, 2006 in the amount of 146.668,00 Euro, whereas 113.334,00 Euro are to be allotted to Goldner GmbH and 33.334,00 Euro to Mr. Frenzel.

(d) until December 31st, 2007 in the amount of 117.334,00 Euro, whereas 90.667,00 Euro are to be allotted to Goldner GmbH and 26.667,00 Euro to Mr. Frenzel

(e) until December 31st, 2008 in the amount of 83.332,00 Euro, whereas 73.666,00 Euro are to be allotted to Goldner GmbH and 9.666,00 Euro to Mr. Frenzel.

The Buyer accepts such sale.

(a) Mr. Frenzel and Goldner GmbH commit themselves to assign the shares to the Buyer in a separate notarial deed. The assignment of the shares shall be subject to the conditions precedent that the purchase prices as contained in I, II, III and V of this agreement shall have been paid completely in the amount of 150.000,00 Euro due March 23rd, 2006.


(b) The Buyer shall be responsible for the payment of all taxes, stamp duties and similar governmental charges (including possible VAT in the respective amount) resulting from the transactions contemplated herein, if applicable.

(c) The Buyer shall pay the purchase price allotted to Goldner GmbH via bank transfer to the bank account of Goldner GmbH 320274558 at the Sparkasse Allgau, BLZ: 73350000, IBAN: DE88, SWIFT-BIC: BYLADEM 1 ALG and the purchase price allotted to Mr. Frenzel via bank transfer to Mr. Frenzels bank account 3501806201 at the Sparkasse Mittelholstein AG,
         BLZ: 21450000,  IBAN: DE 9621450003501806201,  INT. BANK IDENTIFICATION
         BIC: HSHNDEH 1 RDB. The respective balance of the purchase price shall, for a period starting at the due date and ending on the payment date, bear interest at an interest rate equalling 8 %.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES BY GOLDNER GMBH AND MR. FRENZEL

Goldner GmbH and Mr. Frenzel hereby represent and warrant to the Buyer each in respect of the shareholdings sold by them:

(a) Transfer of full Ownership of Shares. Goldner GmbH and Mr. Frenzel are the legal and beneficial owners of the shares that are free from any encumbrances and third party rights. Therefore the shares will be owned by the Buyer free and clear of all claims, pledges, liens, encumbrances or restrictions of any kind. No third party has any right or interest in the shares. The Buyer shall acquire full ownership of the shares.

(b) The shares have been fully paid up; refunds of the share contributions, whether actual or constructive, have not been made to Goldner GmbH and Mr. Frenzel.

(c)      No Conflict

Execution and performance by Goldner GmbH and Mr. Frenzel of this agreement and the consummation by it of the transactions contemplated hereby:

(i) will not violate any provision of any law, rule, regulation, order, judgement or decree applicable to Goldner GmbH and Mr. Frenzel or the Company;

(ii) will not require any consent or approval of or filing with or notice to, any governmental or regulatory authority;

(iii) will not violate any provision of the Articles of association of the Goldner GmbH and Mr. Frenzel or the Company; and

(iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Seller under any agreement or other instrument to which Goldner GmbH and Mr. Frenzel are a party or by which any of them, or any of their assets, are bound or encumbered.


ARTICLE 4: REPRESENTATIONS AND WARRANTIES BY THE BUYER

(a) The Buyer confirms that he has conducted a due diligence exercise with respect to the business of the Company. Therefore, the parties agree that nothing shall constitute a breach of any of the representations and warranties made by Goldner GmbH or Mr. Frenzel that

         (i) was disclosed and/or readily derivable from the documents contained in the data room to which the Buyer had access prior to the execution of this agreement or any other document delivered to the Buyer in addition thereto, or

         (ii) was disclosed to the Buyer by an officer, director, employee, advisor or other representative of Goldner GmbH and Mr. Frenzel or the Company, or any affiliated company of Goldner GmbH and Mr. Frenzel or the Company. To the Buyer's best knowledge there exist no circumstances or facts, which, as of the date hereof, would entitle the Buyer to (i) a claim for breach of any representation and warranty made by Goldner GmbH and Mr. Frenzel or (ii) an indemnity claim, under this or in connection with this agreement against Goldner GmbH and Mr. Frenzel. The Buyer is aware of the debit and credit list per March 10th, 2006 (ANNEX 1). Goldner GmbH and Mr. Frenzel indemnify the Company from the liabilities listed in this ANNEX 1. The Buyer shall provide the Company with sufficient financial resources for the execution and maintenance of the Company's business operations.

(b) Purchaser is a corporation duly organised and validly existing under the laws of the State of Nevada.

(c) This Agreement constitutes a valid and legally binding agreement of the Buyer, enforceable against it in accordance with its terms. The Buyer has full corporate power and authority to enter into this agreement and to perform the obligations contemplated on it hereby.

(d) No bankruptcy, insolvency or composition proceedings have been initiated by or against the Buyer. To the Buyer's best knowledge no circumstances exist that would justify the initiation of such proceedings in the foreseeable future.

(e) There is no pending proceeding, (including any proceeding by any stock market or stock exchange supervisory authority, by any antitrust authority, etc.) that has been commenced against the Buyer and challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. No agreements to that effect have been concluded between the Buyer and third persons. To the Buyer's best knowledge, no such proceeding has been threatened or is likely to be commenced as a result of entering into this agreement. The same applies to possible agreements between the Buyer and third persons.

(f) The Buyer represents that he can secure financing sufficient to fully perform its obligations under this Agreement when due.



ARTICLE 5: FURTHER AGREEMENTS

The parties commit themselves to appoint Mr. Don Sampson as managing director of the company with sole power of representation immediately after the payment of 150.000,00 Euro according to I, II, III and V of this agreement and grant Mr. Frenzel sole power of representation as Managing Director.

                                       II.

                         SALE OF LOGMED MACHINE BETWEEN
                        GOLDNER, FRENZEL AND THE COMPANY
                            (LOGMED TECHNOLOGIE GMBH)

Goldner and Frenzel are the sole owners of "Logmed Abfallbehandlungsanlage Typ Logmed 130 SL" for the treatment of hospital specific waste, machine no. 934 (hereinafter referred to as "purchase object").

Goldner and Frenzel sell and transfer the purchase object to the Company and assign any claim for return of the purchase object against Landesbetrieb Klinikum der Medizinischen Fakultat der Martin-Luther-Universitat Halle-Wittenberg pursuant to the termination of the contract dated January 14th, 2003/February 27th, 2003 to the Company who accepts this sale, transfer and assignment. The contract whose rights and obligations have been taken over by Goldner GmbH per January 1st, 2004 is attached as ANNEX 2

The transfer and assignment of the purchase object shall be subject to the condition precedent that the purchase price pursuant to I, II III and V of this agreement shall have been paid in full.

The purchase price for the purchase object amounts to 34.000,00 Euro plus the applicable VAT.

The purchase price is due on December 31st, 2007 and payable in the amount of 17.000,00 Euro plus the applicable VAT via bank transfer to the account of Mr. Goldner 320179013 at Sparkasse Allgau (BLZ.73350000, IBAN: DE 88, SWIFT-BIC:
BYLADEM 1 ALG) and in the amount of another 17.000,00 Euro plus the applicable VAT to the bank account of Mr. Frenzel 3501806201 at Sparkasse Allgau (BLZ 21450000, IBAN: DE 9621450003501806201, INT BANK IDENTIFICATION BIC: HSHNDEH 1
RDB).

The purchase object is sold under exclusion of any warranty or representation, unless Mr. Goldner and/or Mr. Frenzel have acted fraudulently. The purchase object is owed in the current state. Future maintenance or renovation costs are to be borne by the Company.

                                      III.

           PATENT PURCHASE AGREEMENT BETWEEN MR. GOLDNER AND THE BUYER

Subject of this agreement are the patents and trademarks which relate to hygiene and medical devices as well as the processing of waste in the context of the Logmed and Logfood technology as well as equipment. GLOBETECH wishes to purchase the patents and the know-how. Four patents of Mr. Goldner are not sold, but are only licensed as described in IV.

ARTICLE 1: SUBJECT MATTER

(1) Mr. Goldner herewith sells and transfers to the Buyer the patents as defined in Annex 3 with all rights and obligations connected thereto.

(2) The patents remain the property of Mr. Goldner until the price according to I, II III and V of this agreement has been paid in full. After the complete payment, Mr. Goldner will agree to the recording of the assignment of the patents in the patent register and promises to provide all required documents and to make all necessary signatures.

ARTICLE 2: TRANSFER OF DOCUMENTS ETC.

Mr. Goldner promises to submit to the Buyer all written research documents, tabulations, experimental reports in his possession which relate to the subject matter invention. The transfer will be made after payment of the second installment of the Purchase Price according to Article 4 has been made in full.

ARTICLE 3: TECHNICAL ASSISTANCE

Mr. Goldner promises - in consideration of an adequate remuneration - to provide his full assistance to the Buyer for the duration of this Agreement. Particulars are dealt with in VI Article 3 of this Agreement. Upon request of the Buyer this introductory period can be extended adequately.

ARTICLE 4:  PURCHASE PRICE

(1) The Purchase Price is EUR 660.000,00. The first instalment in the amount of EUR 88.000,00 will be paid immediately after the signing of this agreement, at the latest by March 23rd, 2006. The remainder is to be paid in yearly installments, namely on December 31st, 2006 in the amount of 220.000,00 Euro, on December 31st, 2007 in the amount of 176.000,00 Euro and on December 31st, 2008 in the amount of 176.000,00 Euro.

         All payments have to be made to the account of Mr. Goldner 320179013 at Sparkasse Allgau (BLZ 73350000, IBAN: DE 88, SWIFT-BIC: BYLADEM 1 ALG )

(2) As an additional purchase price Mr. Goldner will receive from the Buyer 10.000,00 Euro for every Logmed-machine sold by the Buyer, Logmed Technologie GmbH or one of their affiliates.

         Mr. Goldner shall receive for every sold Logoil machine (see IV) 25.000,00 Euro which is to be credited against the total amount of 2,5 Mio. Euro. Payments of 10.000,00 Euro and 25.000,00 Euro each are due at the receipt of the first instalments of the Purchase Price for the sold machine.


         As far as the Buyer, Logmed Technologie GmbH or any of their affiliates will operate the Logmed-machine themselves or have them operated in return for a licence fee, Mr. Goldner shall receive for every kilo or litre of the processed material 0,03 Euro per kilo or 0,02 Euro per litre, respectively. Payments according to this sub paragraph will be owed to Mr. Goldner at the utmost for 5 years, meaning that they must have be come due until March 31st, 2011 and will not exceed 2,5 mio. Euro.

(3) In case the maximum amount of 2,5 Mio. Euro has not been reached by March 31st, 2011, the period of March 31st, 2011 is extended a further three years for such machines that were subject to an option granted before March 31st, 2011 which has not yet been exercised, if the delivery has occurred until March 31st, 2014.

(4) In case the Buyer grants sublicenses - with the exception of Logmed Technologie GmbH - for the independent production of Logmed and/or Logfood machines it has to pay 50 % of any down-payment or 50 % of any current license fee, minimum 10.000,00 Euro per machine which will be credited against the maximum license fee of 2,5 Mio. Euro.

(5) In case the annual balance sheet of the Buyer and/or the Company, meaning Logmed Technologie GmbH is audited, the appointed auditor shall also review all existing licensing agreements between the Buyer and/or the Company and other affiliates with respect to their orderly execution and shall attest such orderly execution to Mr. Goldner.

ARTICLE 5: WARRANTIES

(1) The Buyer is aware of the technical features of the invention. Mr. Goldner is not liable for the technical utility and completeness of the technical documents.

(2) Mr. Goldner declares that legal defects in the patent and technical defects in the invention are not known to him. A liability for freedom of defects, particularly dependency of the invention is not undertaken. All rights of warranty or rescission by the Buyer are excluded.

(3) The Buyer represents that it has furnished Logmed Technologie GmbH pursuant to the prepared business plan adequately with enough liquidity to reach the goal of 250 Logmed machines within 5 years.

ARTICLE 6: CONFIDENTIALITY

Mr. Goldner promises to keep knowledge relating to the patented process confidential after the signature of the agreement. For the Buyer the same obligation applies until the purchase prices according to I, II, III and V of this agreement have been paid in full.

ARTICLE 7: NO-CHALLENGE CLAUSE

Mr. Goldner promises not to challenge the patent and not to assist third parties in challenges on the patent.


ARTICLE 8: MAINTENANCE OF PATENTS AND TRADEMARK RIGHTS

Goldner will - in coordination of the Buyer - maintain all patents and trademark rights as described in Article 1, if the Buyer provides with the necessary funds. This includes fees of the Patent Office, patent lawyers, etc. Mr. Goldner will be immediately reimbursed for such costs by the Buyer.

                                       IV.

                            PATENT LICENSE AGREEMENT
                  BETWEEN MR. GOLDNER AND THE BUYER (GLOBETECH)

ARTICLE 1: DEFINITIONS

The terms used in the contract shall have the following meanings:

(1)      "Licensed Patents" are the patents described in ANNEX 4.

(2) "Know-how" is the entire knowledge of Goldner relating to the Licenced Patents, as far as it does not already fall under the definitions of sub-paragraphs (1) above.

(3) "Improvements of the Licenced Patents" are such improvements which fall within the scope of the Licensed Patterns, independent of their patentability.

(4) "Developments of the Licensed Patents" are inventions for which Goldner has obtained independent Patent protection, regardless of whether these developments are within the scope of the Licensed Patents or not.

ARTICLE 2: LICENCE TYPE

(1)      Goldner herewith grants GLOBEtech an exclusive licence,  limited to the
         use  of  the  Licensed  Patents  for  desinfection  and   sterilisation
         procedures (technologies).

(2)      The licence is granted world-wide.

(3) Goldner has the right to use the licensed Patents without any restriction including the right to grant licenses to third parties with the exception of the limitations pursuant Article 2 (1) and Article 3.

ARTICLE 3: TECHNICAL SCOPE OF THE LICENCE

For the avoidance of doubt: The licence granted to the Buyer is limited to the use of the Licensed Patents in the technical field of disinfecting and sterilisation procedures (technologies).





ARTICLE 4: ASSIGNMENT OF THE LICENCE AND SUBLICENCES

An assignment of the licence and the granting of sub-licences is only permissible with prior written approval by Goldner. Licenses may be granted to the Company (Logmed Technologie GmbH)

ARTICLE 5: SUBCONTRACTORS

(1) The Buyer shall have the right to employ subcontractors in the context of production when using the licensed Patents. For this purpose, the Buyer shall have the right to provide such information to subcontractors necessary for the production.

(2) GLOBEtech is obligated to have all subcontractors who receive technical information under this contract sign confidentiality obligations.

ARTICLE 6: TECHNICAL DATA

All technical data shall be prepared in German and in metric units.

ARTICLE 7: REPRODUCTION OF TECHNICAL DATA

(1) GLOBEtech has the right to copy the technical data in the volume and quantity necessary. These copies may only be utilised for the use of the Licensed Patents and must be marked "confidential" by GLOBEtech.

(2) The technical data and the information contained therein are to be treated confidential by GLOBEtech and may only be passed on to third parties in accordance with article 5.

ARTICLE 8: IMPROVEMENTS OF THE LICENCE ARTICLE BY GOLDNER

(1) Goldner promises to grant to GLOBEtech, in addition to the licence granted, licences on improvements of the Licensed Patents, as far as the respective technical knowledge is also used by Goldner in respect of the Licensed Patents. GLOBEtech is obligated to use the improvements of the Licensed Patents on request of Goldner. The royalties are not increased thereby.

(2) Goldner promises to grant GLOBEtech licences for further developments of the Licenced Patents. The parties shall agree upon the conditions of such new licences.

ARTICLE 9: IMPROVEMENTS BY GLOBETECH

GLOBEtech promises to inform Goldner about improvements, further developments and technical information relating to the licence article and to grant Goldner licences thereunder if Goldner so requests.




ARTICLE 10: ROYALTIES

Regarding the Purchase Price as per III, Goldner and GLOBEtech agree that for the licence granted under this contract GLOBEtech shall not pay any licence fees for the Licensed Patents. Globetech will reimburse Goldner for any necessary and appropriate expenses made in connection with the maintenance of the Licensed Patents.

ARTICLE 11: WARRANTIES

(1) The know-how and technical data which are provided under the contract are those which Goldner himself uses when using the Licensed Patents. Nevertheless, Goldner does not warrant that the know-how and technical information is correct and without defects, that the use of the information enables the adequate use of the Licensed Patents or that the technical information is complete.

(2) There is no warranty that the use of the licence does not interfere with any third parties' rights or does not cause damages to third parties.

(3) All warranty claims are excluded as far as based on the technical data or the know-how transferred. No warranties are made regarding the reliability, the quality, the economic utilisation, the usefulness of the Licensed Patents for the intended purpose or for any other purpose.

(4) Goldner warrants the existence of all licensed patents on the date of the agreement. Any liability for later invalidation of the Licensed patents is excluded.

ARTICLE 12: NO-CHALLENGE-CLAUSE

GLOBEtech promises not to challenge the Licensed Patents and not to support third parties in a challenge of the validity of the licence article.

ARTICLE 13: DEFENCE AND ENFORCEMENT OF PATTERNS

The party  shall  inform  each other  about all  infringements  of the  Licensed
Patents.

ARTICLE 14: ASSIGNMENT OF LICENSED PATENTS

Goldner has the right to assign the Licensed Patents to third parties, as well as to use the Licensed Patents as collateral.

ARTICLE 15: LOGOIL TECHNOLOGY

Goldner intends to use the Licensed Patents granted in the development of the Logoil technology. Goldner commits himself to make available such technology including the Licensed Patents Logmed Technologie GmbH in return for adequate royalty payments - in the scope that he himself shall be entitled to use the Logoil technology - whereby this service is limited to the processing of medical waste to be processed within the Logmed or Logfood technology.


                                       V.

                                     WAIVER
         BETWEEN GOLDNER GMBH AND THE COMPANY (LOGMED TECCHNOLOGIE GMBH)

Goldner GmbH hereby waives - effective the date at which all payment obligations according to I, II, III and V of this Agreement have been fulfilled - all rights and obligations pursuant to the licensing agreement between Goldner GmbH and Logmed Technologie GmbH (Company) dated November 8th, 2005 (ANNEX 5). The Company hereby accepts such waiver. Goldner GmbH and the Company annul the licensing agreement, effective the date at which all payment obligations according to I, II, III and V of this Agreement have been fulfilled.

Goldner GmbH assigns to Logmed Technologie GmbH which accepts such assignment the agreement entered into with Landesbetrieb Klinikum of the medical faculty of Martin-Luther-Universitat Halle-Wittenberg dated January 14th/February 27th, 2003 together with all rights and obligations . The Parties will strive to receive the approval by Klinikum Halle regarding this assignment. If Klinikum Halle should not approve this assignment, the Parties oblige themselves to treat each other in economic terms as if the assignment had been approved.

The Buyer shall pay to Goldner GmbH for the annullment of the licensing agreement 360.000,00 Euro and for the assignment of the agreement with "Landesbetrieb Klinikum" 40.000,00 Euro.

Goldner GmbH has received a first installment in the amount of 4.667,00 Euro from Cristallo Holdings Inc, a payment which the Buyer has initiated. This amount is considered as a payment towards the purchase price. The Buyer obliges itself to indemnify Goldner GmbH and Mr. Goldner from all repayment obligations towards Cristallo Holdings Inc.

The remainder in the amount of 395.333,00 Euro is due as follows (payment dates):

(a) 48.667,00 Euro immediately after the signing of this agreement, at the latest until March 23rd, 2006,

(b) 133.334,00 Euro until December 31st, 2006

(c) 106.666 Euro until December 31st, 2007

(d) 106.666,00 Euro until December 31st, 2008

All payments shall be made to the bank account of Goldner GmbH, account no. 320274558at Sparkasse Allgau (BLZ: 73350000, IBAN: DE88, SWIFT-BIC: BYLADEM 1
ALG).







                                       VI.

                               FURTHER AGREEMENTS

ARTICLE 1: RESCISSION

Mr. Goldner, Goldner GmbH, Mr. Frenzel and the Company may rescind this agreement if the Buyer has not completely fulfilled its payment obligations according to I, II or V at the agreed payment dates. The above mentioned may rescind this agreement in any case of late payment, regardless of the amount of the outstanding purchase price.
Furthermore,

The notice of the rescission of the agreement shall be addressed in written form or via fax to the Buyer. Mr. Goldner will rescind the agreement on behalf of all Parties entitled thereto and is already authorised irrevocably in that respect.

In case of the rescission of the agreement all payments that Mr. Goldner, Goldner GmbH and / or the Company have received shall remain with the recipients and are not to be repaid to the Buyer.

The rescission of this agreement shall not result in any further legal consequences.

ARTICLE 2: SEAT ON BOARD OF DIRECTORS

The current managing directors of the Buyer will commit themselves to have Mr. Goldner, Mr. Frenzel or a third person named by them the board of directors of the Buyer as long as possible.

ARTICLE 3: SUPPORT BY MR. GOLDNER

On request of the Buyer, Mr. Goldner is prepared to support the Company for up to 10 days per month in consideration for consultant fee 3.250,00 Euro per month plus reimbursement of expenses. A separate contract, if necessary, will be concluded.

ARTICLE 4: MR. FRENZEL

Mr. Frenzel will at his own wish act - in consideration of adequate compensation plus reimbursement of expenses - as managing director of the Company until the purchase price according to I, II and V has been paid in full. A separate contract will be concluded hereunto.

ARTICLE 5:

The Buyer guarantees to Mr. Frenzel, Mr. Goldner and Goldner GmbH to be authorised to enter into this agreement, particular that it cannot be barred from entering into this agreement by Cristallo Holdings Inc. and/or Mr. Lueders. The Buyer hereby indemnifies Mr. Frenzel, Mr. Goldner and Goldner GmbH all possible claims by Cristallo Holdings Inc. and/or Mr. Lueders





                                      VII.

                                  MISCELLEANOUS

ARTICLE 1: DISPUTE RESOLUTION AND JURISDICTION

The parties hereto shall try to settle any dispute arising out of this agreement in an amicable way.

If this is not possible, the parties agree that in the event of any disputes arising under this agreement the courts of Hannover, Germany shall have exclusive jurisdiction. The Seller shall also be entitled to bring suit in the courts at the Buyer's place of business.

ARTICLE 2: APPLICABLE LAW

This agreement and all of the obligations contained herein shall be governed in its entirety exclusively by the laws of the Federal Republic of Germany under the exclusion of its conflicts of laws provisions.

This agreement is made in English and in German version. The parties agree, that only the German version shall be binding.

ARTICLE 3: ENTIRE AGREEMENT

1. This agreement contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings and arrangements (both oral and written) relating to the subject matter of this agreement.

2. No variation, supplement, deletion or replacement of or from this agreement or any of its terms, shall be effective unless made in writing and signed by or on behalf of each party.

ARTICLE 4: WAIVER

Any waiver of a breach of any of the terms of this agreement or of any default hereunder shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this agreement.

ARTICLE 5: SEVERABILITY

If any provision of this agreement shall be entirely or partly invalid or unenforceable, this shall not affect the validity and enforceability of all other provisions of this agreement. The invalid or unenforceable provision shall be regarded as replaced by such valid and enforceable provision that as closely as possible reflects the economic purpose that the parties hereto had pursued with the invalid or unenforceable provision.





ARTICLE 6: NOTICES

Any notices to be served under this agreement shall be delivered to the above mentioned addresses.

Anlagen:

Fischen, den 17.03.2006

/s/                                                 /s/
------------------------------                      -------------------------
(Hans Eberhardt Frenzel)                            (Helmut Goldner)

/s/                                                 /s/
------------------------------                      -------------------------
(Logmed Technologie GmbH                            (Goldner Umwelt- & Hygiene
Hans Eberhardt Frenzel)                             technik GmbH Helmut Goldner)

/s/
------------------------------
(GLOBEtech Environmental
Donald Sampson)